SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SKY FINANCIAL GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sky

Sky Financial Group, Inc.

Sky

2003 Notice of Annual Meeting and Proxy Statement

221 South Church Street

Bowling Green, Ohio 43402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 3, 2003

To the Shareholders of Sky Financial Group, Inc.:

The Annual Meeting of Shareholders of Sky Financial Group, Inc. (the “Company”) will be held at the Hilton Garden Inn and Gateway Conference Center, 1100 Carnegie Avenue, Cleveland, Ohio 44145, on April 16, 2003 at 10:00 a.m. (local time) for the purpose of considering and voting upon the following matters:

1.  The election of five (5) Class II Directors to serve a three-year term until the Annual Meeting of Shareholders in 2006; and one (1) Class I Director to serve the remainder of the term until the Annual Meeting of Shareholders in 2005; and

2.  The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 19, 2003 are entitled to notice of and to vote at the Annual Meeting of Shareholders. The Proxy Statement and Annual Report of the Company, including financial statements for the year-ended December 31, 2002, have been mailed to all shareholders with this Notice of Annual Meeting.

By Order of the Board of Directors,

W.Granger Souder, Jr. Secretary

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, Ohio 43402

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Sky Financial Group, Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 16, 2003, and any adjournments thereof.

The Company is a financial holding company headquartered in Bowling Green, Ohio. The mailing address of the principal executive offices of the Company is 221 S. Church Street, Bowling Green, Ohio 43402, and its telephone number is (419) 327-6300. Through its wholly owned subsidiaries, the Company operates a commercial bank, trust company, healthcare financing company, and several insurance agencies. Its market area includes Ohio, Pennsylvania, West Virginia, Michigan, and Indiana.

Each of the 87,076,893 shares of common stock of the Company, without par value (“Common Stock”), outstanding on February 19, 2003, will be entitled to one vote on matters acted upon at the Annual Meeting, either in person or by proxy. The shares represented by all properly executed proxies sent to the Company or its designee will be voted as designated, and in the absence of instructions will be voted in the manner recommended by the Board of Directors of the Company. Any shareholder executing a proxy has the right to revoke it at any time prior to its exercise, by written notice delivered to the Secretary of the Company, by subsequently dated proxy, or by voting in person at the Annual Meeting any time prior to its exercise.

All costs associated with the solicitation of proxies will be paid for by the Company. Proxies will be solicited primarily by mail, but certain officers and employees of the Company or its subsidiaries may personally solicit proxies without additional compensation. Banks, brokers, and other holders of record will be asked to send proxies and proxy materials to the beneficial owners of Common Stock to obtain necessary voting instructions, and the Company will reimburse them for their reasonable expenses.

The proxy materials are first being mailed to shareholders on or about March 3, 2003.

ELECTION OF DIRECTORS

Under the Code of Regulations of the Company, the Board of Directors is divided into three classes designated as Class I, Class II, and Class III. Each class consists of approximately one-third of the total number of directors, as fixed from time-to-time by the Board of Directors. Directors serve staggered three-year terms so that directors of only one class are elected at each annual meeting of shareholders. As of the date of this Proxy Statement, no vacancies exist on the Company’s Board of Directors.

At the Annual Meeting, shareholders will be asked to elect five Class II Directors and one Class I Director, as described below. If any of the Company’s nominees are unable to serve (which is not now contemplated), the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends or the number of directors constituting the full Board of Directors may be reduced. In accordance with the Company’s Code of Regulations and Ohio law, if a quorum is present at the Annual Meeting, the nominees for director who receive the greatest number of votes cast by the shares present in person or by proxy and entitled to vote at the Annual

Meeting will be elected to serve as directors of the Company. Proxies will be voted in favor of the nominees named below or any substitutes unless otherwise instructed by the shareholder. Abstentions and shares of Common Stock not voted by brokers and other entities holding shares of Common Stock on behalf of beneficial owners will not affect the election of directors, because such shares are not considered present for voting purposes.

Information as to Nominees

The following information is provided with respect to each nominee for election at the Annual Meeting. Each person listed below has been nominated for election to the Class and for the term indicated below. Nominations are made by the Governance Committee of the Board of Directors. Unless otherwise indicated, the business experience and principal occupations indicated for each director has extended for five or more years.

Class II Directors—Term Expires 2006

Name, Age, and Certain Biographical Information	Period of Service as a Director
George N. Chandler II, 65	Director since 1998;
Retired Vice President, Cleveland-Cliffs, Inc., a producer of iron ore pellets and iron ore; Mr. Chandler is the brother-in-law of Richard R. Hollington, Jr., a Class III Director of the Company	Director of subsidiary or predecessor since 1997

Robert C. Duvall, 60	Director since 1999;
Retired; formerly Vice President/Finance and Director of Wampum Hardware Co., an explosives distributor; formerly Director of Nobel Insurance LTD	Director of subsidiary or predecessor since 1995

D. James Hilliker, 55	Director since 1998;
Vice President, Better Food Systems, Inc., a company that owns and operates Wendy’s restaurant franchises	Director of subsidiary or predecessor since 1995

Gregory L. Ridler, 56	Director since 1999;
Retired Chairman, Mahoning Valley Region, Sky Bank; formerly President & CEO, Mahoning National Bank of Youngstown, which was acquired by the Company	Director of subsidiary or predecessor since 1988

Emerson J. Ross, Jr., 61	Director since 1998;
Manager, Corporate Community Relations, Owens Corning, a manufacturer of building materials and composite products.	Director of subsidiary or predecessor since 1988

Class I Director—Term Expires 2005

Name, Age, and Certain Biographical Information	Period of Service as a Director
Marylouise Fennell, RSM, 63	Director since Oct., 2002;
Partner, Higher Education Services, consultants to Presidents and Boards of Trustees of colleges and universities.	Director of subsidiary or predecessor since 2000

Information as to Directors Whose Terms of Office Continue

The following information is provided with respect to incumbent Class I and Class III Directors who are not nominees for election at the Annual Meeting. Unless otherwise indicated, the business experience and principal occupations indicated for each director has extended for five or more years.

Class I Directors—Term Expires 2005

Name, Age, and Certain Biographical Information	Period of Service as a Director
Marty E. Adams, 50	Director since 1998;
Chairman, President and CEO, Sky Financial Group, Inc.; formerly Vice Chairman of the Board, President and CEO of Citizens Bancshares, Inc., a predecessor of the Company.	Director of subsidiary or predecessor since 1984

Jonathan A. Levy, 42	Director since 1999;
Partner, Redstone Investments, a real estate development, acquisition, and management firm.	Director of subsidiary or predecessor since 1996

Thomas J. O’Shane, 55	Director since 1999;
Retired Senior Executive Vice President, Sky Financial Group, Inc.; formerly CEO of First Western Bancorp, Inc., which was acquired by the Company.	Director of subsidiary or predecessor since 1988

Edward J. Reiter, 63	Director since 1998;
Senior Chairman, Sky Financial Group, Inc.; formerly Chairman and CEO, Mid Am, Inc., a predecessor of the Company.	Director of subsidiary or predecessor since 1988

C. Gregory Spangler, 62	Director since 1998;
Chairman, Spangler Candy Company, a manufacturer of candy products.	Director of subsidiary or predecessor since 1993

Class III Directors—Term Expires 2004

Name, Age, and Certain Biographical Information	Period of Service as a Director
Richard R. Hollington, Jr., 70	Director since 1998;

Senior Partner in the law firm of Baker & Hostetler, LLP. Mr. Hollington is the father of Richard R. Hollington III, an executive officer of the Company, and is the brother-in-law of George N. Chandler, II, a Class II Director of the Company. Mr. Hollington serves as the Company’s Lead Director.

Director of subsidiary or predecessor since 1958

Fred H. Johnson III, 41	Director since 1998;
President and CEO, Summitcrest, Inc., a company that operates Angus cattle farms.	Director of subsidiary or predecessor since 1987

James C. McBane, 63	Director since 1998;
Principal, McBane Insurance and Financial Services.	Director of subsidiary or predecessor since 1964

Gerard P. Mastroianni, 47	Director since 1998;
President, Alliance Ventures, a real estate holding company.	Director of subsidiary or predecessor since 1996

Robert E. Spitler, 53	Director since 1999;
Managing Partner in the law firm of Spitler, Huffman, Yoon & Newlove, LLP.	Director of subsidiary or predecessor since 1987

Joseph N. Tosh II, 61	Director since 1998;

Retired Officer of Sky Bank, a subsidiary of the Company; formerly President and CEO, Century National Bank & Trust Company, which was acquired by Citizens Bancshares, Inc., a predecessor of the Company.

Director of subsidiary or predecessor since 1986

MEETINGS, COMMITTEES, FUNCTIONS, AND COMPENSATION

The Board of Directors of the Company held twelve regular meetings and one special meeting in 2002. Each director attended at least 75% of the total meetings of the Board of Directors and its committees held in 2002, with the exception of Marylouise Fennell, who was not appointed to the Board until October 1, 2002 and attended two of the three remaining meetings for the year, and Gerard P. Mastroianni, who only attended five of the seven Compensation Committee meetings held in 2002. To assist in carrying out its responsibilities, the Board of Directors has established five standing committees, which are described below.

Executive Committee

The members of the Executive Committee of the Board of Directors are Marty E. Adams, Marylouise Fennell, James C. McBane, Thomas J. O’Shane, Edward J. Reiter, C. Gregory Spangler, Joseph N. Tosh II, and Richard R. Hollington, Jr., who serves as Chairperson. The Executive Committee met five times in 2002. The Executive Committee exercises all powers of the Board of Directors in the management of the business and affairs of the Company while the Board of Directors is not in session, subject to certain limitations.

Audit Committee

The members of the Audit Committee of the Board of Directors are Robert C. Duvall (appointed January, 2003), Emerson J. Ross, Jr., C. Gregory Spangler, and Fred H. Johnson III, who serves as Chairperson. The Audit Committee met seven times in 2002. Under the terms of the Audit Committee Charter, as approved by the Company’s Board of Directors, the oversight functions of the Audit Committee include: (i) the appointment of the Company’s independent auditors; (ii) review of the external audit plan and the results of the auditing engagement; (iii) review of the internal audit plan and results of the internal audits; and (iv) review of the adequacy of the Company’s system of internal control. The Company’s securities are listed on the NASDAQ National Market, and all members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers, Inc.

Risk Management Committee

The members of the Risk Management Committee of the Board of Directors are Jonathan A. Levy, Gregory L. Ridler, and George N. Chandler II, who serves as Chairperson. The Risk Management Committee met eight times in 2002. The Risk Management Committee is responsible for reviewing the adequacy of systems and procedures controlling risk throughout the Company and its subsidiaries, including credit risk, interest rate risk, market risk, legal risk, reputation risk and transaction risk.

Governance Committee

The members of the Governance Committee of the Board of Directors are Emerson J. Ross, Jr., Jonathan A. Levy, and Robert C. Duvall, who serves as Chairperson. The Governance Committee met eleven times in 2002. The Governance Committee is responsible for making independent recommendations to the Board of Directors as to best practices for Board governance and evaluation of Board performance, and further serves as the Company’s nominating committee, selecting individuals for election to the Board of Directors and considering incumbent directors for nomination for re-election. The Governance Committee considers shareholder nominations for directors in accordance with the Company’s Code of Regulations.

Compensation Committee

The members of the Compensation Committee of the Board of Directors are Robert C. Duvall, Gerard P. Mastroianni, Robert E. Spitler, and D. James Hilliker, who serves as Chairperson. The Compensation Committee met seven times in 2002. The Compensation Committee is responsible for the oversight and administration of the compensation and benefit plans of the Company and its subsidiaries. The Compensation Committee oversees (i) the Company’s compensation strategy, policies, and programs; (ii) the compensation levels of directors and executive management; (iii) management development and succession planning; and (iv) administration of the Company’s employee benefit plans.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee, or their associates, were clients of or had transactions with the Company or the Company’s banking or other subsidiaries in the ordinary course of business during 2002, and additional transactions may be expected to take place in the future. All outstanding loans to directors and their associates, and purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Compensation of Directors

Each director of the Company receives an annual cash retainer of $12,000. In addition, non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended ($500 for teleconference meetings) and a fee of $750 for each committee meeting attended. Committee chairpersons receive an additional fee of $500 for each committee meeting attended. In 2002, each non-employee director was granted an option to purchase 8,000 shares of the Company’s Common Stock pursuant to the Amended and Restated 1998 Stock Option Plan for Directors.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

Generally, under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security with respect to which such person, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power (which includes power to vote, or direct the voting of, such security) or investment power (which includes power to dispose of, or direct the disposition of, such security). In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting or investment power over the security within sixty days, for example, through the exercise of a stock option.

The following table shows the beneficial ownership of the Company’s Common Stock as of December 31, 2002, by (i) each person who is the beneficial owner of more than five percent of the outstanding shares of the Company’s Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and named executive officers as a group.

Five Percent Holder	Amount and Nature of Beneficial Ownership as of December 31, 2002(1), (2)		Percent of Class (if 1% or Greater)
Sky Trust, National Association	8,719,203	(3)	9.99%
30050 Chagrin Blvd. Suite 150 Pepper Pike, Ohio 44124

Directors and Named Executive Officers
Marty E. Adams	405,426
George N. Chandler II	690,339
Robert C. Duvall	124,789
Marylouise Fennell	772
D. James Hilliker	136,815
Richard R. Hollington, Jr.	591,060	(4)
Richard R. Hollington III	128,237
Fred H. Johnson III	198,546
Frank J. Koch	74,871
Jonathan A. Levy	81,357
Gerard P. Mastroianni	71,251
James C. McBane	254,312	(5)
Thomas J. O’Shane	543,945
Edward J. Reiter	443,124
Gregory L. Ridler	73,091
Emerson J. Ross, Jr.	71,126
W. Granger Souder, Jr.	77,345
C. Gregory Spangler	84,538
Robert E. Spitler	164,646
Kevin T. Thompson	65,774
Joseph N. Tosh II	300,063
All Directors and Named Executive Officers as a group	4,581,433		5.25%

(1)	Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates, and certain affiliated companies as to which beneficial ownership may be disclaimed.
(2)

The amounts shown represent the total shares owned outright by such individuals together with shares issuable upon the exercise of currently vested, but unexercised stock options. Specifically, vested but unexercised options entitle the following individuals to acquire the indicated number of shares: Mr. Adams,

245,775; Mr. Chandler, 40,305; Mr. Duvall, 39,686; Ms. Fennell, 0; Mr. Hilliker, 66,823; Mr. Hollington, Jr., 46,865; Mr. Hollington, III, 34,894; Mr. Johnson, 28,171; Mr. Koch, 44,599; Mr. Levy, 45,266; Mr. Mastroianni, 49,587; Mr. McBane, 47,627; Mr. O’Shane, 159,794; Mr. Reiter, 282,175; Mr. Ridler, 30,439; Mr. Ross, 53,145; Mr. Souder, 63,241; Mr. Spangler, 74,761; Mr. Spitler, 41,900; Mr. Thompson, 54,050; Mr. Tosh, 105,273; and all directors and named executive officers as a group, 1,785,175.

(3)	Sky Trust, N.A., the Company’s trust company subsidiary, was deemed beneficial owner of portions of the referenced number of shares based upon its sole or shared voting or investment power over the shares. Sky Trust holds the shares solely in a fiduciary or custodial capacity under numerous trust relationships, none of which represents more than five percent of the Company’s outstanding shares. The Company disclaims beneficial ownership of the shares that may be deemed to be beneficially owned by Sky Trust.
(4)	The number of shares of Common Stock shown as beneficially owned by Mr. Hollington, Jr. includes 73,716 shares owned by his wife, for which Mr. Hollington disclaims beneficial ownership.
(5)	The number of shares of Common Stock shown as beneficially owned by Mr. McBane includes 2,662 shares owned by his wife, for which Mr. McBane disclaims beneficial ownership.

EXECUTIVE COMPENSATION

The following table is a summary of certain compensation awarded, paid to, or earned by the Company’s Chief Executive Officer, its other four most highly compensated executive officers, and a recently retired executive for whom the Company would have otherwise reported (the “Named Executives”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards
Name/Title	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Option/SARs(1)	All Other Compensation(2)
Marty E. Adams	2002	$651,351	$493,398		$75,000	$126,704
Chairman, President and CEO	2001	601,094	398,224	35,000	50,000	111,209
Sky Financial Group, Inc.	2000	550,504	277,894		17,600	102,109

Kevin T. Thompson	2002	237,493	143,921		21,900	43,439
EVP and CFO	2001	225,410	119,467	12,000	17,500	34,626
Sky Financial Group, Inc.	2000	210,353	84,949		6,600	29,164

Frank J. Koch	2002	202,420	107,687		15,600	34,655
EVP, Senior Credit Officer	2001	191,364	81,044	12,000	12,500	38,572
Sky Financial Group, Inc.	2000	185,311	110,000		4,400	30,976

W. Granger Souder, Jr.	2002	193,401	107,918		15,600	34,536
EVP, General Counsel & Secretary	2001	183,334	92,034	12,000	12,500	32,188
Sky Financial Group, Inc.	2000	175,294	70,791		4,400	28,986

Richard R. Hollington III	2002	193,100	84,771		15,600	28,955
EVP, Director of Financial Services	2001	180,328	46,311	10,000	12,500	31,249
Sky Financial Group, Inc.	2000	170,285	87,086		4,400	25,577

Thomas J. O’Shane	2002	330,686	199,404		25,000	63,509
Retired Senior EVP	2001	330,602	172,243	12,000	25,000	58,372
Sky Financial Group, Inc.	2000	275,462	119,176		11,000	49,920

(1)	Options granted have been adjusted for the stock splits, stock dividends, and similar occurrences affecting all outstanding shares.
(2)	In 2002, “All Other Compensation” for Messrs. Adams, Thompson, Koch, Souder, Hollington and O’Shane consists of contributions under the Company’s ESOP Pension Plan, Profit Sharing Plan and 401(k) Plan ($24,000 for each of the Named Executives). Also included are amounts accrued under the Company’s supplemental retirement plan (Mr. Adams, $102,015; Mr. Thompson, $18,835; Mr. Koch, $10,016; Mr. Souder, $10,252; Mr. Hollington, $4,729; and Mr. O’Shane, $36,352), and group term life insurance and bank-owned life insurance premiums paid by the Company (Mr. Adams, $689; Mr. Thompson, $604; Mr. Koch, $639; Mr. Souder, $284; Mr. Hollington, $226; and Mr. O’Shane, $3,158).

Stock	Options

The following table sets forth information concerning 2002 grants to the Named Executives of options to purchase Common Stock under the Company’s 1998 Stock Option Plan for Employees.

Option/SAR Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%
Marty E. Adams	75,000	(2)	7.51%	$21.99	3/20/12	$1,037,204	$2,628,479

Kevin T. Thompson	21,900	(2)	2.19	21.99	3/20/12	302,863	767,516
	1,385	(3)		18.70	11/14/12	16,288	41,277

Frank J. Koch	15,600	(2)	1.56	21.99	3/20/12	215,738	546,723

W. Granger Souder, Jr.	15,600	(2)	1.56	21.99	3/20/12	215,738	546,723
	1,385	(3)		18.70	11/14/12	16,288	41,277

Richard R. Hollington III	15,600	(2)	1.56	21.99	3/20/12	215,738	546,723

Thomas J. O’Shane	25,000	(2)	2.50	21.99	3/20/12	345,734	876,159

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market value of the Common Stock.
(2)	Grant Options—Options were granted as 2002 compensation under the Company’s 1998 Stock Option Plan for Employees (“Employee Option Plan”) on March 20, 2002 and vest over five years in the following increments: 40% on the second anniversary of the grant date and an additional 20% on each successive anniversary of the grant date. The option exercise price is not adjustable except for stock splits, stock dividends and similar occurrences affecting all outstanding shares.
(3)	Options were granted as consideration for the cancellation of an existing employment agreement and the execution of a new Employment Agreement on November 14, 2002 and were fully vested on the grant date.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options /SARs at 12/31/02		Value of Unexercised In-the- Money Options /SARS at 12/31/02
Name			Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Marty E. Adams	0	0	245,775	47,608	334,502	118,114
Kevin T. Thompson	0	0	54,050	58,584	61,703	98.718
Frank J. Koch	0	0	44,598	41,333	82,673	68,403
W. Granger Souder, Jr.	0	0	63,238	40,002	204,526	68,403
Richard R. Hollington III	0	0	34,894	40,002	44,143	68,403
Thomas J. O’Shane	48,000	527,110	159,794	23,100	766,149	73,821

Employment Contracts and Change in Control Arrangements

Employment Agreements

Employment agreements are in effect between the Company and each of the Named Executives, except Mr. O’Shane.

The employment agreement with Mr. Adams is for an initial five year term and automatically renews for an additional one year upon each anniversary of the agreement commencing with the third such anniversary, unless prior notice not to renew is given. The agreement provides for an initial base salary of $500,000 for Mr. Adams, which may not be reduced during the term of the agreement. Mr. Adams is eligible to receive an annual target bonus equal to at least 40% of such base salary.

Mr. Adams’ agreement provides for payments upon the executive’s termination without “cause” or for “good reason” (as defined in the agreement), or if the agreement is not renewed by the Company, equal to the greater of (i) the sum of Mr. Adams’ annual base salary plus targeted annual bonus (“Annual Cash Compensation”) multiplied by the number of whole and partial years remaining in the employment term as it existed immediately preceding termination, or (ii) three times Annual Cash Compensation. Welfare benefit continuation will be provided for the remainder of the term. If such termination occurs during the two-year period following a “Change in Control,” Mr. Adams would receive the greater of the termination payment described above, or three times the sum of his highest annual rate of base salary and his highest annual bonus during the three-year period immediately prior to the date of termination, and continued welfare benefits for the longer of three-years or the remaining period of the term as it existed immediately prior to termination. Upon any such termination, all stock options granted after the effective time shall vest and become immediately exercisable in full.

If any payments pursuant to the agreements or otherwise would be subject to any excise tax under the Internal Revenue Code, the Company will provide an additional payment such that the executive retains a net amount equal to the payments he would have retained if such excise tax had not applied.

Citizens Bancshares, Inc., the Company’s predecessor, entered into an employment agreement with Mr. Koch, which was assumed by the Company as a result of the October 1998 merger of Citizens and Mid Am. The agreement is automatically extended for an additional two-year period on each anniversary of the agreement, unless the Company gives notice of non-renewal. The agreement provides for a base salary at least equal to the annual salary paid in the preceding year, a bonus at the discretion of the Company, and participation in the Company’s profit sharing, health and welfare plans on a basis consistent with other Company executives.

The Company has entered into employment agreements with Messrs. Thompson, Souder and Hollington, which are identical in all material respects. The agreements provide for at-will employment, with no specified term. They provide for a specified minimum base salary, which may not be reduced during the period of employment, and for incentive compensation, benefits and perquisites consistent with those to which similarly situated officers are entitled under the Company’s benefit plans. In the event of the termination of the executive officers’ employment without “cause” or for “good reason” (each as defined in the agreements), the officer is entitled to payments equal to the sum of: (i) 18 months of base salary, (ii) the targeted level of incentive compensation (200% of such amount if termination is in connection with a “Change in Control”), (iii) 18 months of health benefits, and (iv) outplacement services. The agreements further contain non-competition and confidentiality provisions.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of four non-employee directors who are not eligible to participate in management compensation programs. The Board of Directors has delegated to the Committee responsibility for the oversight and administration of all compensation and benefit plans of the Company. The Committee utilized independent compensation consulting firms to advise the Company on matters of short-term and long-term compensation for 2002.

Compensation Policies

The Committee has adopted a performance-driven compensation philosophy, which seeks to directly link pay to individual results as well as contributions toward team and organizational results. Organizational results are measured in terms of achieving both current and long-term strategic objectives, as established by the Board of Directors from time-to-time. The intended result of this linkage is the alignment of management’s interests with those of the Company’s shareholders.

The Company’s compensation program includes three core components: base salary, annual cash incentive, and long-term incentive compensation. The Committee manages all three components on an integrated basis to achieve the following objectives: to attract and retain highly qualified management; to provide short-term incentive compensation that varies directly with the Company’s financial performance; and to link long-term compensation directly with long-term stock price performance.

Base Salary

Base salaries for executive management are established annually by the Committee. The Committee also considers the recommendations of the Chief Executive Officer as to the parameters for annual salary adjustments for all employees, to assure that salaries are competitively established. Salary ranges are determined for each executive position, based upon peer group survey data comprised of reasonably comparable financial services holding companies. For 2002, the Committee considered, among other things, its objective of targeting executive management base salaries at the 50th percentile of the salary range for the specific position, adjusted for individual performance.

Annual Incentive Compensation

Corporate-wide incentive compensation awards play a key role in implementing the Company’s strategy of attracting and retaining qualified executive officers by rewarding quality performance. The Company’s annual cash incentive compensation is based on the Company’s short-term performance as measured by certain financial ratios tied to the Company’s strategic objectives. Specifically, rewards under the plan are tied to four key performance measures: client service quality; balance sheet quality/risk management; profitability; and growth. These measures may relate to the Company’s consolidated results or the results of a subsidiary, region or departmental group. The relative weighting of each measurement criteria is weighted for each plan participant depending upon the participant’s position and ability to affect the financial performance of the Company or the participant’s subsidiary. For each category, the Company establishes an Entry point, below which no incentive compensation is paid, a Goal point, which represents the achievement of budgeted financial performance, and a Maximum point, which represents the highest level of payout for each measurement category. Linkage exists between performance measures, inasmuch as performance below the Entry point for any category will reduce the aggregate incentive payout in other categories. Incentive compensation for each of the Executive Officers identified in the Summary Compensation Table is weighted with particular emphasis on corporate earnings per share and credit quality ratios.

The range of awards under the incentive plan are determined on the basis of the participant’s level of responsibility, and are paid as a function of the participant’s base salary. For 2002 Goal and Maximum bonus percentages for Mr. Adams were 50% and 100% of base salary, respectively. Goal and Maximum bonus percentages for Messrs. Thompson, Koch, Souder, Hollington and O’Shane were 40% and 80% of base salary, respectively for 2002.

Long-Term Incentive Compensation

The Committee considers long-term stock-based compensation as an essential tool in aligning the interests of management with that of the Company’s shareholders. In its evaluation of the appropriate level of long-term stock-based compensation, the Committee considers industry peer group data, the Company’s prior long-term incentive compensation practice, and the number of stock options outstanding relative to the number of shares of the Company’s common stock outstanding. Non-qualified options to purchase common stock of the Company are granted to executive officers under the 1998 Stock Option Plan for Employees to encourage these individuals to manage the Company in a manner that would increase long-term shareholder value. Options are granted at an exercise price of 100% of the common stock’s market value on the grant date, vest in increments over five years, and will expire 10 years from the date of grant unless the optionee no longer serves as an employee or director of the Company or a subsidiary. Options are granted by the Committee using the Black-Scholes option valuation model and take into consideration other factors such as dilution, the number of shares of the Company’s common stock outstanding, the Company’s financial performance, and the officer’s individual performance.

Other long-term compensation includes Company contributions under the Profit Sharing Plan and the Employee Stock Ownership Pension Plan. Profit Sharing Plan contributions are made by the Company if corporate earnings targets established by the Company are achieved. Contributions under the ESOP are a function of annual cash compensation and are invested in the Company’s common stock.

Chief Executive Officer’s Compensation

The Committee established Mr. Adams’ base salary for 2002 at $650,000 after considering factors such as the Company’s financial performance as measured by ROE and earnings per share, the achievement of the Company’s strategic objectives, and comparative compensation data. Using similar criteria, the Committee established Mr. Adams’ annual cash incentive opportunity at a range of 50% to 100% of base salary, and granted a non-qualified stock option to acquire 75,000 shares of Company common stock at $21.99, the market price as of March 20, 2002, the date of grant.

Respectfully submitted,

The Compensation Committee

D. James Hilliker, Chairperson

Robert C. Duvall

Gerard P. Mastroianni

Robert E. Spitler

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total shareholder returns for the Company, the Nasdaq Bank Index, and the Russell 2000 Index for the five-year period ended December 31, 2002. The total shareholder return assumes a $100 investment in the common stock of Citizens Bancshares, Inc., the Company’s predecessor, and each index on December 31, 1997 and that all dividends were reinvested.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Directors and executive officers of the Company and their associates were clients of, or had transactions with, the Company or the Company’s banking or other subsidiaries in the ordinary course of business during 2002. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features. During 2002, the Company retained Baker & Hostetler, LLP, a law firm in which Mr. Hollington is a Senior Partner, for the provision of certain legal services at competitive rates. Also during 2002, several real estate partnerships and investment companies in which Mr. Spitler has an ownership interest paid interest on certain real estate loans to the Company in the normal course of business.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, members of the Board of Directors and certain executive officers of the Company and its subsidiaries file periodic reports with the Securities and Exchange Commission disclosing their beneficial ownership of Common Stock. During 2002, and based solely upon a review of such reports, the Company believes that all filing requirements under Section 16(a) were complied with on a timely basis, with the exception of the filing of a Form 4 for the sale of 2,039 shares in Mr. O’Shane’s IRA in July of 2002. This oversight was discovered in January, 2003, and reported on Mr. O’Shane’s December 31, 2002, Form 5.

AUDITORS

During 2002, the Company engaged Crowe, Chizek and Company LLP to provide independent audit services for the Company and its subsidiaries and to provide certain non-audit services including advice on accounting, tax, and reporting matters. Pursuant to the recommendation of the Audit Committee, the Board of Directors has retained Deloitte & Touche, LLP as its independent auditors for 2003. Representatives of both Crowe, Chizek and Company LLP and Deloitte & Touche, LLP will be in attendance at the Annual Meeting of Shareholders, and such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Company elected to change its independent auditing firm in response to recently enacted legislation which limits the ability of a public company to retain its independent auditor for certain non-audit services, as well as its desire to contract with Crowe Chizek for the provision of internal audit and loan review services in 2003.

The audit reports issued to the Company by Crowe Chizek for 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty or audit scope. Moreover, there were no disagreements between the Company and Crowe Chizek on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Crowe Chizek’s satisfaction, would have caused Crowe Chizek to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2002. In addition, the Committee has discussed with Crowe, Chizek and Company LLP (Crowe Chizek), the independent auditing firm for the Company, the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Committee also has received the written disclosures from Crowe Chizek required by Independence Standards Board Standard No. 1, and have discussed with Crowe Chizek its independence from the Company.

Based on the foregoing discussions and reviews, the Committee has recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

In accordance with rules related to auditor independence, the table below shows fees for services rendered by Crowe Chizek to the Company and its affiliates during fiscal year 2002.

Audit Fees (including reviews of Forms 10-Q)	$207,375
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$1,124,551

The Committee has been provided with information regarding the services provided by Crowe Chizek and has considered the compatibility of such services with maintaining the auditors’ independence. The Company did not retain Crowe Chizek in 2002 for internal audit services or information technology consulting services relating to financial information systems design and implementation.

Respectfully submitted, The Audit Committee

Fred H. Johnson III, Chairperson
Robert C. Duvall
Emerson J. Ross, Jr.
C. Gregory Spangler

2004 SHAREHOLDER PROPOSALS

To be considered eligible for inclusion in the Company’s Proxy Statement for the 2004 Annual Meeting of Shareholders, a proposal must be made by a qualified shareholder and received by the Company at its principal office in Bowling Green, Ohio, prior to November 4, 2003. Any shareholder who intends to propose any other matter to be acted upon at the 2004 Annual Meeting of Shareholders must inform the Company not less than sixty nor more than ninety days prior to the meeting; provided, however, that if less than seventy-five days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder must be received not later than the close of business on the fifteenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If notice is not provided by that date, the persons named in the Company’s proxy for the 2004 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2004 Annual Meeting.

OTHER BUSINESS

The Board of Directors of the Company is not aware of any other matters that may come before the Annual Meeting. However, the enclosed proxy will confer discretionary authority with respect to matters that are not now known to the Board of Directors and that may properly come before the meeting.

March 3, 2003

ByOrder of the Board of Directors,

W. Granger Souder, Jr. Secretary

Please Detach Proxy Card Here

PLEASE DATE, SIGN, AND MAIL THIS PROXY TO THE BANK OF NEW YORK. AN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

X

Votes must be indicated (x) in Black or Blue ink.

Directors recommend a vote FOR Proposal 1.

1. Election of all Nominees for Director

FOR ALL ☐ WITHHOLD FOR ALL ☐ EXCEPTIONS ☐

Nominees for Director in Class II: George N. Chandler II; Robert C. Duvall; D. James Hilliker; Gregory L. Ridler; and Emerson J. Ross, Jr.

Nominee for Director in Class I: Marylouise Fennell

(INSTRUCTIONS: To withhold authorization to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

To change your address, please mark this box. ☐

Please check the box to the right if you wish to attend the Annual Meeting. PLEASE SEE LETTER TO SHAREHOLDERS FOR DETAILS. ☐

To include any comments, please mark this box. ☐

S C A N L I N E

Please be sure to sign and date the Proxy Voting Instruction Card. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one owner, all should sign.)

Date	Share Owner sign here	Co-Owner sign here

Dear Shareholder,

Enclosed is your Notice of Annual Meeting of Shareholders and related Proxy Statement for our 2003 Annual Meeting. Also enclosed is the Company's Annual Report for 2002.

The business of the 2003 Annual Meeting, including the matters to be voted upon as described in the Notice and Proxy Statement, will be conducted on April 16, 2003, at 10:00 a.m. at the Hilton Garden Inn and Gateway Conference Center, 1100 Carnegie Avenue, Cleveland, Ohio. You are welcome to attend this Annual Meeting of Shareholders.

The matters to be acted upon at the meeting are important to you as a shareholder. Therefore, whether or not you plan to attend, we urge you to complete and return the proxy card at your earliest convenience.

We look forward to seeing you at our Annual Meeting.

Sincerely,

Marty E. Adams
Chairman, President and CEO

SKY FINANCIAL GROUP, INC.

PROXY VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 16, 2003

The undersigned hereby appoints James C. McBane and Robert E. Spitler, each of them, proxies, with the powers the undersigned would possess if present with full power of substitution, to vote all common shares of the undersigned in Sky Financial Group, Inc., at the Annual Meeting and at any adjournments or postponements thereof, upon all subjects that may properly come before the Annual Meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on this card. If no directions are given, the proxies will vote for the election of all listed nominees, and at their discretion, on any other matter that may properly come before the Annual Meeting.

(Continued, and to be signed and dated, on the reverse side.)

SKY FINANCIAL GROUP, INC.
P.O. BOX 11486
NEW YORK, N.Y. 10203-0486